Exhibit 10.2

EMPLOYMENT SEPARATION AGREEMENT AND GENERAL RELEASES

THIS EMPLOYMENT SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between USA Technologies, Inc., a Pennsylvania corporation (the “Company”), and Stephen P. Herbert (“Executive” or “Herbert”), effective as of the eighth day following Executive’s signature of it without revocation (the “Effective Date”).

WHEREAS, the Company and Executive are parties to that certain Employment and Non-Competition Agreement dated November 30, 2011 and award agreements governing grants of stock options;

WHEREAS, Executive resigned his employment and membership on the Company’s Board of Directors (the “Board”), effective October 17, 2019 (the “Separation Date”);

WHEREAS, the Company and Executive desire to resolve all disputes between them, including but not limited to Executive’s severance rights, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.           Payment by Company of Accrued Wages and Expenses Through the Separation Date; Payment by Executive to Company.

(a)         On or as soon after the Separation Date as is administratively practicable, the Company shall issue to Executive his final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Separation Date at the rate then in effect, and (ii) all accrued, unused vacation due Executive through the Separation Date.  Except as otherwise set forth herein, Executive acknowledges and agrees that with his final check, Executive will have received all monies, bonuses, commissions, or other compensation he earned or was due during his employment by the Company.

(b)          Expense Reimbursements.  The Company, within thirty (30) days after the Separation Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date.

 (c)        Benefits.  With the exception of healthcare benefits for Executive which continue until and including October 31, 2019, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date. Provided that he is otherwise eligible, Executive may elect to receive continued healthcare coverage at Executive’s own expense pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in accordance with the provisions of COBRA.

(d)         Payment by Executive to Company.   Executive shall pay One Hundred Twenty Thousand Fourteen Dollars ($120,014.00) to Company no later than October 31, 2019 on account of an overpayment to Executive in 2017.

2.          Separation Benefits.  Contingent upon this Agreement becoming effective in accordance with the terms of Section 5(f), below, Executive shall: (a) retain all vested incentive stock options and non-qualified stock options. Executive understands that Executive has three months from the Separation Date within which to exercise the incentive stock options after which time all such options shall expire; (b) receive vesting of the 2018 long-term incentive Stock Plan (“Plan”) pursuant to the Plan’s provisions. Executive acknowledges and agrees that, other than the foregoing, he is not entitled to any additional Company equity awards and that, except as referenced in this Section 2, all equity awards issued to Executive remain subject to the applicable equity award plan, notices of grant and award agreements; (c) following the filing of the Form 10-Q for the Company’s first quarter of fiscal year 2020, receive payment from the Company of the short-term and long-term incentive bonus as determined in good faith by the Compensation Committee of the Board of Directors based upon actual first quarter of fiscal year 2020 financial results and achievement of goals and objectives related to the Company’s performance as compared with budgeted projections; (d) continue to be provided group health insurance by Company through October 31, 2019. Thereafter and provided that Executive is eligible for and timely elects COBRA continuation coverage (which Executive acknowledges is his responsibility), the Company will pay these COBRA health premiums through the earlier of (x) February 28, 2021 and (y) the date Executive obtains employment with any third party through which Executive is eligible to receive substantially similar health insurance coverage.  Executive will be solely responsible for the full amount of all COBRA premiums thereafter, for as long as Executive continues COBRA coverage; and (e) receive transition services from a bona fide provider of transition services to be paid directly by the Company in an amount not to exceed Fifty Thousand Dollars ($50,000.00).

The Company also will engage Executive as a consultant to serve up to one day per week as a resource for the incoming chief executive officer for twelve (12) months following the Separation Date (the “Consulting Period”). As a consultant, Executive is not authorized to transact any business on behalf of the Company.  During the Consulting Period, Executive shall perform services off-site and shall not communicate with employees, vendors or customers unless specifically pre-approved by the Company’s chief executive officer in connection with Company business. For the period from November, 2019 through October, 2020, Executive shall be paid for consulting services at the monthly rate of Six Thousand Dollars ($6,000.00).

3.          Severance Pay.  The Company also will pay Executive severance pay in the amount of Four Hundred Thousand Dollars ($400,000.00) in a lump sum, less applicable taxes, to be paid on the Effective Date of this Agreement.

Except as otherwise set forth herein, Executive further acknowledges and agrees that the payments and benefits outlined in Sections 1, 2, and 3 of this Agreement are the only payments and benefits to which Executive is entitled and are in lieu of, without limitation, any severance or termination benefits under any severance plan or program of the Company, including the Employment and Non-Competition Agreement dated November 30, 2011.

4.           Confirmation of Continuing Obligations.

(a)         Non-Competition.  Executive acknowledges that Executive continues to be bound by the Employment and Non-Competition Agreement dated November 30, 2011 (the “Restrictive Covenants Agreement”), provided, however, that the obligations of Section 5 thereof shall be effective and enforceable for a one year period.

(b)           Non-Solicitation.   Executive acknowledges and agrees for the one year period following the Separation Date, Executive will not, directly or indirectly, on his own behalf or on behalf of any other person or entity: (1) solicit the business of or provide services to any of the Company’s current or prospective clients or customers (if the prospective clients or customers became known to him during his employment); or (2) solicit the services of or receive services from any of the Company’s partners, employees or  independent contractors; or (3) solicit any of the Company’s current or future customers or employees to terminate their employment or contractual, relationship with the Company, or not to enter into an employment or  contractual, relationship with the Company; or (4) solicit any vendor, procurer, or representative of a vendor or procurer of the Company to terminate or adversely modify its, his, or her business relationship with the Company.

(c)        Confidentiality.  Executive acknowledges and agrees to comply at all time in the future with the Business Secrets obligations of Section 4 of the Restrictive Covenants Agreement, or any other agreement governing the use of the Company’s confidential information that Executive signed in connection with Executive’s employment, in accordance with the terms thereof.

(d)          Nondisparagement. Executive agrees that he will not make any statements or take any action calculated to be derogatory or harmful to the reputation, business, or affairs of any of the Company or its directors, employees, officers or agents concerning any action taken or statement made by the Company prior to the date of the Agreement. However, nothing precludes Executive from making statements about the Company, its directors, employees, officers, or agents in connection with: (i) responding to public statements issued by or on behalf of any special litigation committee that is appointed by the Board of Directors of the Company or participating in any investigation related thereto; (ii) responding to public statements issued by or on behalf any internal investigation commenced or conducted by the Company or by its Board of Directors or by any committee thereof or participating in any investigation related thereto; (iii) responding to any public statements issued by the Company, its directors, employees, officers, or agents, or (iv) compliance with or observance of any rule, law, regulation, decree, or order, including but not limited to statements in any litigation or interaction with any regulatory agency.

The Company agrees that it will not express, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to Executive concerning any action taken or statement made by Executive prior to the date of the Agreement.  The Company further agrees that it will refrain from engaging in any publicity or any other activity that damages or impairs Executive’s business, goodwill or reputation concerning any action taken or statement made by Executive prior to the date of the Agreement. However, nothing precludes the Company from making statements about Executive in connection with: (i) any legal action, claim, or proceeding, including but not limited to, any arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state or local court or governmental agency, department, board, body or arbitrator, or similar panel or body;  (ii) any special litigation committee that is appointed by the Board of Directors of the Company; (iii) any internal investigation that is commenced or conducted by the Company or by its Board of Directors or by any committee thereof; or (iv) compliance with or observance of any rule, law, regulation, decree, or order. For purposes of this Sub-paragraph 4(d), the Company shall refer to the directors and executive officers of the Company.

(e)         Cooperation.  Executive agrees to assist the Company, upon reasonable request, in connection with any business, legal, or other matters related to his former employment with the Company. The Company will reimburse Executive for all reasonable, pre-approved in writing, out-of-pocket costs that Executive incurs in assisting the Company.  The Company agrees to assist Executive and make relevant documents available, upon reasonable request, in connection with any business, legal, or other matters related to his former employment with the Company.

(f)         Return of Property.  On or promptly following the Separation Date, and in no event later than October 31, 2019, Executive shall return to the Company all of the Company’s property, documents (hard copy or electronic files), and information. Executive has not and will not copy or transfer any Company information, nor will Executive maintain any Company information after the Separation Date.

(g)         Remedy in the Event of Breach.  In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to revoke all payments and benefits to Executive under Section 2 above in the event of Executive’s material breach of this Section 3.

(h)         Whistleblower Provision.  Notwithstanding anything to the contrary contained in this Agreement, (i) Executive will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Executive acknowledges that he will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

5.           Releases.

(a)        General Release of Claims by Executive.  In exchange for the termination benefits of this Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, and Executive’s right to purchase, or actual purchase of, any common shares or other equity interests of the Company or any of its affiliates, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, negligent or intentional misrepresentation, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, disability benefits, or other liability in tort or contract; claims for recovery of attorneys’ fees and costs; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and all legal and equitable claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Rehabilitation Act of 1973, as amended; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended (the “ADEA”); the Genetic Information Nondiscrimination Act; the Equal Pay Act, as amended; regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act, as amended; the Fair Credit Reporting Act.; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A.1, et seq.; the Pennsylvania Human Relations Act; the federal and any state constitution; and all Pennsylvania state and local laws.

(b)         Notwithstanding the generality of the foregoing, Executive does not release the following claims: (i) Claims under this Agreement; (ii) Claims for unemployment compensation, workers’ compensation, or any disability benefits pursuant to the terms of applicable law or policy; (iii) Claims pursuant to the terms and conditions of  COBRA; (iv) Claims for indemnity under the by-laws of the Company, as provided for by Pennsylvania law, as provided for in the Form of Indemnification Agreement between the Company and each of its officers and Directors (Exhibit 10.1 to Form 10-Q filed May 14, 2007) (“Indemnification Agreement”), or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company; (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, harassment, interference with leave rights or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for such alleged treatment; and (vi) Executive’s right to communicate or cooperate with any government agency.

(c)         Executive acknowledges that he has been advised that, by statute or common law, a general release may not extend to Claims of which Executive is not aware at the time of entering into this Agreement which, if known by Executive may or would have materially affected his decision to enter into the Agreement.  Being aware of this fact, Executive waives any right he may have by statute or under common law principles to preserve his ability to assert such unknown Claims.

(d)        Executive acknowledges that Executive is entitled to have twenty-one (21) days’ time in which to consider this Agreement.  Executive further acknowledges that the Company has advised him in writing that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement.  Executive represents and acknowledges that if Executive executes this Agreement before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel, and that Executive voluntarily waives any remaining consideration period.

(e)        Executive understands that after executing this Agreement, Executive has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Agreement must be made in writing and delivered to Albin F. Moschner by email at moschner.al@gmail.com on or before the seventh day following Executive’s signature of the Agreement.  If the seventh day is a weekend or federal holiday, Executive shall have until the next business day.

(f)          Executive understands that this Agreement shall become effective, irrevocable, and binding upon Executive on the tenth day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

(g)          Executive further understands that Executive will not receive the separation benefits under Section 2 of this Agreement unless it is timely executed and allowed to become effective.

(h)         Release of Claims by Company.  In consideration for Executive’s releases and other undertakings set forth herein, the Company agrees, intending to be legally bound, to voluntarily and forever release and discharge Executive from any and all Claims, known or unknown, which the Company, and its directors, agents, successors or assigns ever had, now have or hereafter may have against Executive arising at any time heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof. Provided, however, notwithstanding anything contained herein to the contrary, such release shall not release or otherwise diminish any Claims, known or unknown, of any kind or nature whatsoever that the Company or any other person or entity may have: (i) arising under the Agreement; (ii) arising out of any future conduct;  (iii) which cannot be released, acquitted, or discharged as a matter of law; (iv) in connection with any derivative action which may be brought on behalf of the Company under applicable law;  or (v) in connection with, related to, identified in, or referred to in any report, recommendation or finding whatsoever made by any special litigation committee appointed by the Board of Directors of the Company in connection with or related to any demand made by a shareholder of the Company, or that any special litigation committee may recommend be brought against Executive.

6.          Additional Representations and Warranties By Executive.  Executive represents that Executive has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement, is not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement, and did not, to the best of his knowledge, during the course of Executive’s employment, sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law.  Except as expressly permitted by this Agreement, Executive further represents that Executive will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them. unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Section 6 is intended to affect Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

7.           Knowing and Voluntary.  Executive represents and agrees that, prior to signing this Agreement, Executive had the opportunity to discuss the terms of this Agreement with legal counsel of Executive’s choosing.  Executive further represents and agrees that Executive is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that Executive has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Executive’s agreement.

8.           Miscellaneous.

(a)          Entire Agreement; Modification.  This Agreement, the stock award agreements, the Indemnification Agreement and the Restrictive Covenants Agreement, each as modified herein, set forth the entire understanding of the parties, superseding all prior agreements and understandings, written or oral, with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter.  Except as preserved by express reference in this Agreement, the Employment and Non-Competition Agreement dated November 30, 2011 shall be superseded entirely by this Agreement and such agreement shall be terminated and be of no further force or effect.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)         Assignment; Assumption by Successor.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)         Third‑Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(d)         Waiver.  The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(e)         Non-transferability of Interest.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(f)          Jurisdiction; Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof. Executive  and the Company agree that the state and federal courts of Pennsylvania shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, Executive submits to the jurisdiction of such courts and Executive acknowledges that venue in such courts is proper.

(g)         Ambiguities.  The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

(h)          Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

(i)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

(j)           Withholding and Other Deductions.  All compensation payable or provided to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(k)           Code Section 409A.

(i)           Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Executive upon his termination of employment, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, are considered deferred compensation under Code Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Code Section 409A.  Similarly, no amounts payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)          Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)         Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

(iv)         Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the limits set forth therein will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

(v)         This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.   The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any Section 409A Penalties on Executive.

(vi)        Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(l)           Taxes; Right to Seek Independent Advice.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law.  Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of Executive’s choosing.  The Company agrees to reimburse Executive for reasonable costs and expenses incurred by Executive for legal counsel in connection with the review and negotiation of this Agreement in an amount not to exceed Ten Thousand Dollars ($10,000.00).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

USA Technologies, Inc.

By:	/s/ Albin F. Moschner
Name:	Albin F. Moschner
Title:	Board Chair

Executive

/s/ Stephen P. Herbert
Stephen P. Herbert